ISSN 1718-8369	Exhibit 99.6

Volume 11, number 2	September 2, 2016

AT JUNE 30, 2016

Highlights for June 2016

In June, the budgetary balance within the meaning of the Balanced Budget Act showed a surplus of $243 million. The balance takes into account the deposit of $216 million in the Generations Fund. Compared to last year:

	—	own-source revenue increased by $424 million, standing at $5.6 billion;

	—	federal transfers showed an increase of $79 million, reaching $1.5 billion;

	—	program spending increased by $130 million, amounting to $6.0 billion;

	—	debt service showed a decrease of $31 million, reaching $647 million.

—	On the basis of the cumulative results at June 30, 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $529 million, taking into account the deposit of $511 million in the Generations Fund.

—	For 2016-2017, The Québec Economic Plan – March 2016 projects a balanced budget.

Summary of consolidated budgetary transactions
(millions of dollars)						(Unaudited data)
						The Québec Economic Plan –
	June		April to June			March 2016
	2015	2016	2015-2016	2016-2017	Change (%)	2016-2017		Change (%)
GENERAL FUND
Revenue
Own-source revenue	5 137	5 561	13 874	14 436	4.1	58 338		2.5
Federal transfers	1 429	1 508	4 363	4 602	5.5	18 204		6.9
Total revenue	6 566	7 069	18 237	19 038	4.4	76 542		3.5
Expenditure
Program spending	–5 886	–6 016	–17 417	–17 755	1.9	–68 238		2.7
Debt service	–678	–647	–1 980	–1 929	–2.6	–8 318		3.7
Total expenditure	–6 564	–6 663	–19 397	–19 684	1.5	–76 556		2.8
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–188	–163	488	119	—	424		—
Health and social services and education networks	–1	—	–3	–2	—	–10		—
Generations Fund	96	216	335	511	—	2 028		—
Total consolidated entities	–93	53	820	628	—	2 442		—
SURPLUS (DEFICIT)	–91	459	–340	–18	—	2 428	(2)	—
Contingency reserve	—	—	—	—	—	–400		—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–96	–216	–335	–511	—	–2 028		—
BUDGETARY BALANCE(3)	–187	243	–675	–529	—	—		—
Note:

The presentation of the budgetary information in this monthly report is consistent with that of the financial framework for the general fund and consolidated entities as published on page A.16 of The Québec Economic Plan – March 2016.

(1)	Details of transactions by type of entity are presented on page 5 of this report.
(2)	Surplus excluding the contingency reserve of $400 million and the deposit in the Generations Fund provided for in the Act.
(3)	Budgetary balance within the meaning of the Balanced Budget Act.

❑	Cumulative results at June 30, 2016

■	Budgetary balance

For the period from April to June 2016, the budgetary balance within the meaning of the Balanced Budget Act showed a deficit of $529 million. A deficit in the first three months of the fiscal year is consistent with the historical trend.

— During this period, expenditures usually exceed revenues, since government departments spend more heavily in respect of their activities.

The budget of March 17, 2016 projects a balanced budget for the overall 2016-2017 fiscal year.

■	General fund revenue

At June 30, 2016, revenue totalled $19.0 billion, an increase of $801 million, or 4.4%, compared to June 30, 2015.

— Own-source revenue stood at $14.4 billion, up $562 million from the same time last year.

— Federal transfers amounted to $4.6 billion, up $239 million compared to June 30, 2015.

■	General fund expenditure

Since the beginning of the fiscal year, expenditure has totalled $19.7 billion, an increase of $287 million.

— For the period from April to June 2016, program spending rose by $338 million, or 1.9%, reaching $17.8 billion.

— This change is due mainly to the Health and Social Services mission, where spending rose by $384 million compared to June 30, 2015.

— Debt service amounted to $1.9 billion, a decrease of $51 million compared to last year.

■	Consolidated entities

At June 30, 2016, the results of consolidated entities showed a surplus of $628 million. These results include:

— a surplus of $119 million for non-budget-funded bodies and special funds;

— a $2-million deficit for the health and social services and education networks;

— dedicated revenues of $511 million for the Generations Fund.

■	Net financial surplus (requirements)

At June 30, 2016, the consolidated net financial requirements stood at $2.9 billion, an improvement of $853 million over last year. Net financial requirements reflect the current budgetary balance, as well as the year-over-year change in receipts and disbursements in the course of the government’s transactions.

Consolidated budgetary and financial transactions
(millions of dollars)					(Unaudited data)
		June		April to June
	2015	2016	Change	2015-2016	2016-2017	Change
GENERAL FUND
Revenue
Own-source revenue	5 137	5 561	424	13 874	14 436	562
Federal transfers	1 429	1 508	79	4 363	4 602	239
Total revenue	6 566	7 069	503	18 237	19 038	801
Expenditure
Program spending	–5 886	–6 016	–130	–17 417	–17 755	–338
Debt service	–678	–647	31	–1 980	–1 929	51
Total expenditure	–6 564	–6 663	–99	–19 397	–19 684	–287
NET RESULTS OF CONSOLIDATED ENTITIES(1)
Non-budget-funded bodies and special funds	–188	–163	25	488	119	–369
Health and social services and education networks	–1	—	1	–3	–2	1
Generations Fund	96	216	120	335	511	176
Total consolidated entities	–93	53	146	820	628	–192
SURPLUS (DEFICIT)	–91	459	550	–340	–18	322
Consolidated non-budgetary surplus (requirements)	–1 240	–2 392	–1 152	–3 401	–2 870	531
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	–1 331	–1 933	–602	–3 741	–2 888	853
(1)	Details of transactions by type of entity are presented on page 5 of this report.

General fund revenue
(millions of dollars)					(Unaudited data)
		June		April to June
Revenue by source	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	2 111	2 511	18.9	5 002	5 439	8.7
Contributions to Health Services Fund	601	743	23.6	1 723	1 806	4.8
Corporate taxes	422	368	–12.8	946	1 068	12.9
Consumption taxes	1 544	1 600	3.6	4 806	4 812	0.1
Other sources	144	117	–18.8	461	444	–3.7
Total own-source revenue excluding government enterprises	4 822	5 339	10.7	12 938	13 569	4.9
Revenue from government enterprises	315	222	–29.5	936	867	–7.4
Total own-source revenue	5 137	5 561	8.3	13 874	14 436	4.1
Federal transfers
Equalization	793	836	5.4	2 380	2 508	5.4
Health transfers(1)	435	466	7.1	1 303	1 400	7.4
Transfers for post-secondary education and other social programs	134	136	1.5	402	407	1.2
Other programs	67	70	4.5	278	287	3.2
Total federal transfers	1 429	1 508	5.5	4 363	4 602	5.5
TOTAL	6 566	7 069	7.7	18 237	19 038	4.4
(1)

Amounts of $378 million and $342 million in health transfers were allocated in 2015-2016 and 2016-2017, respectively, to the Fund to Finance Health and Social Services Institutions (FINESSS), a consolidated entity. These allocations were spread over the year and have already been deducted from the health transfers. Had it not been for these allocations, the change would have been 6.1% instead of 7.4%.

General fund expenditure
(millions of dollars)					(Unaudited data)
		June		April to June
Expenditure by mission	2015	2016	Change (%)	2015-2016	2016-2017	Change (%)
Program spending
Health and Social Services	3 056	3 228	5.6	8 721	9 105	4.4
Education and Culture	1 665	1 655	–0.6	4 816	4 807	–0.2
Economy and Environment	284	243	–14.4	1 316	1 290	–2.0
Support for individuals and families	522	537	2.9	1 602	1 599	–0.2
Administration and Justice	359	353	–1.7	962	954	–0.8
Total program spending	5 886	6 016	2.2	17 417	17 755	1.9
Debt service	678	647	–4.6	1 980	1 929	–2.6
TOTAL	6 564	6 663	1.5	19 397	19 684	1.5

Detailed information on the transactions of consolidated entities
(millions of dollars)								(Unaudited data)
					June 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	1 054	216	21	436	1 931	—	3 658	–2 034	1 624
Expenditure
Expenditure	–918	—	–21	–436	–1 994		–3 369	1 952	–1 417
Debt service	–181	—	—	—	–55	—	–236	82	–154
Subtotal	–1 099	—	–21	–436	–2 049		–3 605	2 034	–1 571
SURPLUS (DEFICIT)	–45	216	—	—	–118		53	—	53

				April to June 2016
	Special funds	Generations Fund	Specified accounts purpose	Transfers (expenditures) related to the tax system	Non-budget-funded bodies	Health and education networks (1)	Total	Consolidation adjustments (2)	Total
Revenue	3 343	511	59	1 480	5 897	—	11 290	–6 426	4 864
Expenditure
Expenditure	–2 644	—	–59	–1 480	–5 768	–2	–9 953	6 174	–3 779
Debt service	–534	—	—	—	–175	—	–709	252	–457
Subtotal	–3 178	—	–59	–1 480	–5 943	–2	–10 662	6 426	–4 236
SURPLUS (DEFICIT)	165	511	—	—	–46	–2	628	—	628
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending from the general fund.

The next monthly report, which will present the results at July 31, 2016, will be published on October 7, 2016.
For more information, contact the Direction des Communications of the Ministère des Finances at 418 528-7382.
The report is also available on the Ministère des Finances website: www.finances.gouv.qc.ca.